Exhibit 10.1



                    SEPARATION AGREEMENT AND GENERAL RELEASE

         This SEPARATION AGREEMENT AND GENERAL RELEASE (this "Separation Agreement"), made as of March 4, 2005, is entered into by and among POSTER FINANCIAL GROUP, INC., a Nevada corporation (the "Company"), GNLV, CORP., GNL, CORP., GOLDEN NUGGET EXPERIENCE LLC and MAURICE WOODEN ("Wooden").

                             W I T N E S S E T H :

         WHEREAS, Wooden has been employed by the Company as its Chief Operating Officer pursuant to the Employment Agreement between the Company and Wooden dated as of October 29, 2003 (the "Employment Agreement");

         WHEREAS, under the terms of a Stock Purchase Agreement dated as of February 3, 2005 by and among PB Gaming, Inc., the Company, LSRI Holdings, Inc. and Landry's Restaurants, Inc. (the "Purchase Agreement"), PB Gaming, Inc., the sole stockholder of the Company, will sell all of the shares of the Company to LSRI Holdings, Inc., a wholly owned subsidiary of Landry's Restaurants, Inc.;

         WHEREAS, subject to the terms and conditions of this Separation Agreement, Wooden has resigned, without Good Reason (as defined in the Employment Agreement) from all positions with the Company, GNLV, CORP., GNL, CORP., Golden Nugget Experience LLC and The Fremont Street Experience Limited Liability Company (collectively, the "Employer Group") effective as of March 4, 2005 (the "Termination Date"); and

         WHEREAS, Wooden and the Employer Group desire to settle fully and finally any differences, rights and duties arising between them, including, but in no way limited to, any differences, rights, and duties that have arisen or might arise out of or are in any way related to the Employment Agreement, Wooden's employment and positions with the Employer Group, and the conclusion of that employment and those positions, and Wooden's memberships on the Boards of Directors (or similar governing bodies) of the Employer Group, and the conclusion of those memberships;

         NOW, THEREFORE, in consideration of the covenants, releases and mutual promises herein contained, and intending to be legally bound hereby, it is agreed as follows:

         1. Termination of Employment. Wooden hereby irrevocably tenders, and the Employer Group accepts, Wooden's resignation, in each case effective as of the Termination Date, from: (i) Wooden's employment with the Company, and (ii) Wooden's positions as a member of the Boards of Directors (or similar governing bodies) of the Employer Group and any other positions as an officer, director or manager of the Employer Group he may hold. Wooden agrees to execute such documents and take such actions as may be necessary or desirable to further evidence this provision.

         2. Payments and Benefits.

            (a) Within five (5) business days following the Effective Date of this Separation Agreement (as defined in Paragraph 9 below), the Company shall pay, or cause to be paid, to Wooden an amount equal to $1,250,000.00, less all amounts required or authorized to be withheld by law (the "Separation Payment").

            (b) Wooden's eligibility to participate in the Company's benefit plans and programs will terminate as of the Termination Date. Wooden shall be given notice under separate cover of his right to elect continued coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), at his own expense.

            (c) Wooden understands and agrees that aside from the payments expressly set forth in this Paragraphs 2 and 3(a) of this Separation Agreement, and reimbursement for any expenses properly incurred in accordance with applicable policies of the Employer Group, Wooden is not entitled to receive any other payments or benefits from the Company or any other member of the Employer Group.

         3. Release.

            (a) Wooden, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby knowingly and voluntarily releases and forever discharges each member of the Employer Group, PB Gaming, Inc., LSRI Holdings, Inc. and Landry's Restaurants, Inc., and each of their respective parents, subsidiaries and affiliates, together with each of their respective present and former officers, directors, shareholders, employees, agents, representatives, attorneys, trustees, and each of their predecessors, heirs, executors, administrators, successors and assigns (collectively, the "Releasees") from any and all claims, charges, complaints, promises, agreements, controversies, demands, causes of action, rights, obligations, costs, losses, expenses, attorneys' fees, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, matured or unmatured, both in law and equity ("Claims") which Wooden ever had, now has or at any time hereafter may have against the Releasees: (i) by reason of any act, omission, event, occurrence or nonoccurrence whatsoever from the beginning of time to the date of this Separation Agreement or (ii) arising out of or relating to the Employment Agreement. Subject to the preceding sentence, this Release includes, but is not limited to, any Claims relating to Wooden's employment relationship and positions held with the Employer Group, or the terminations thereof; any Claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Nevada Fair Employment Practices Act, Chapter 608 of the Nevada Revised Statutes, each as amended, or any other federal, state or local law, regulation, ordinance or common law; any Claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any of the Releasees and Wooden, including without limitation, the Employment Agreement; and all Claims for alleged tortious, defamatory or fraudulent conduct; provided, however, that nothing in this Release shall affect (1) any vested employee benefits to which Wooden may be entitled under the Company 401(k) plan or Deferred Compensation Plan; or (2) Wooden's rights under this Separation Agreement.

            (b) Wooden acknowledges and agrees that the Employer Group has fully satisfied any and all obligations owed to Wooden arising out of Wooden's employment and positions held with the Employer Group, and no further sums are owed to Wooden by the Employer Group or by any of the other Releasees, except as expressly provided in this Separation Agreement. Wooden represents that he has not commenced or joined in any claim, charge or action against any member of the Employer Group or any of the other Releasees, arising out of or relating in any way to Wooden's employment or positions held with the Employer Group, or the terminations thereof, or any other matter released pursuant to Paragraph 3(a) above. Wooden further covenants and agrees that neither he nor his heirs, executors, administrators, successors or assigns shall seek or be entitled to any personal recovery in any proceeding of any nature whatsoever against any member of the Employer Group or the other Releasees arising out of any of the matters released in Paragraph 3(a).

         4. Restrictive Covenants.

            (a) Noncompetition.

               (i) Wooden acknowledges that, in the course of Wooden's employment with and positions held with the Employer Group, Wooden formed relationships and became acquainted with certain confidential and proprietary information as further described in Paragraph 4(c) below. Wooden further acknowledges that such relationships and information are and will remain valuable to the Employer Group and that the restrictions on future employment, if any, are reasonably necessary in order for the Employer Group to remain competitive in the gaming industry. In recognition of the Employer Group's heightened need for protection from abuse of relationships formed or information garnered during Wooden's employment and positions held with the Employer Group, Wooden will not, for a period commencing on March 4, 2005 and continuing until the first to occur of (A) the one year anniversary of the Closing Date (as defined in the Purchase Agreement), or (B) October 31, 2006 (the "Noncompete Period"), directly or indirectly, be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in, or otherwise be connected or associated in any way or manner with, any firm, person, corporation or other entity which is either directly, indirectly or through an affiliated company or entity, engaged in gaming or proposes to engage in gaming in the State of Nevada, or in or within a 150 mile radius of any other jurisdiction in which any member of the Employer Group is engaged in gaming or proposes to engage in gaming during the Noncompete Period.

               (ii) Wooden acknowledges and agrees that in the event of a breach of the restrictions and obligations contained in Paragraph 4(a)(i) of this Separation Agreement by Wooden, in addition and without prejudice to any other remedies any member of the Employer Group may have, Wooden will immediately become liable to the Company for the repayment of a pro rata portion of the Separation Payment. Such pro rata portion shall be in an amount equal to the Separation Payment multiplied by a fraction, the numerator of which is the number of days between the date of Wooden's breach of Paragraph 4(a)(i) and the last day of the Noncompete Period and the denominator of which is the number of days between March 4, 2005 and the last day of the Noncompete Period; provided, however, that if the Closing Date has not occurred prior to Wooden's breach of Paragraph 4(a)(i), then, for purposes of this Paragraph 4(a)(ii), the last day of the Noncompete Period shall be deemed to be October 31, 2006.

            (b) Nonsolicitation. Wooden further agrees that for the period commencing on March 4, 2005 and continuing until February 28, 2007, Wooden will not, directly or indirectly:

               (i) Make known to any third party the names and addresses of any of the customers of any member of the Employer Group, or any other information pertaining to those customers;

               (ii) Call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of the customers of any member of the Employer Group, either for Wooden's own account or for any third party;

               (iii) Call on, solicit and/or take away, any potential or prospective customer of any member of the Employer Group, on whom Wooden called or with whom Wooden became acquainted during his employment and positions held with any member of the Employer Group, either for Wooden's own account or for any third party; or

               (iv) Approach or solicit any employee or independent contractor of any member of the Employer Group with a view towards enticing such person to leave the employ or service of any member of the Employer Group, or hire or contract with any person who is currently, or who during the prior six (6) month period was, an employee or independent contractor of any member of the Employer Group, without the prior written consent of the Employer Group, such consent to be within the Employer Group's sole and absolute discretion.

            (c) Confidentiality. Wooden covenants and agrees that Wooden shall not at any time hereafter, without the Employer Group's prior written consent, such consent to be within the Employer Group's sole and absolute discretion, disclose or make known to any person or entity outside of the Employer Group any Trade Secret (as defined below), or proprietary or other confidential information concerning any member of the Employer Group, including without limitation, each member of the Employer Group's customers and its casino, hotel and marketing practices, procedures, management policies or any other information regarding any member of the Employer Group which is not already and generally known to the public through no wrongful act of Wooden or any other party. Wooden covenants and agrees that Wooden shall not at any time hereafter, without the Employer Group's prior written consent, utilize any such Trade Secrets or proprietary or confidential information in any way. Not by way of limitation but by way of illustration, Wooden agrees that such Trade Secrets and proprietary or confidential information specifically include, but are not limited to, those documents and reports set forth on Exhibit A to this Separation Agreement. For purposes of this Paragraph 4, Trade Secrets is defined as information (including, but not limited to, all information, materials or terms included within the Nevada Revised Statutes), including a formula, pattern, compilation, program, device, method, know-how, technique or process, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

            (d) Third Party Information. Wooden acknowledges that the members of the Employer Group have received from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Wooden will hold all such confidential or proprietary information in the strictest confidence and will not disclose it to any person or entity.

            (e) Property of the Employer Group. Wooden hereby confirms that Trade Secrets and proprietary or confidential information and all information concerning customers who utilize the goods, services or facilities of any hotel and/or casino owned, operated or managed by each member of the Employer Group constitute each member of the Employer Group's exclusive property (regardless of whether Wooden possessed or claims to have possessed such information prior to the date hereof). Wooden agrees that upon termination of employment, Wooden shall promptly return to each member of the Employer Group all property owned by each member of the Employer Group including, but not limited to, all computers, door and file keys and other physical property, as well as all notes, notebooks, memoranda, computer disks, and any other similar repositories of information containing or relating in any way to the Trade Secrets or proprietary or confidential information of each member of the Employer Group, including but not limited to, the documents referred to in Paragraph 4(c). Such repositories of information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Trade Secrets or proprietary or confidential information of any member of the Employer Group.

            (f) Notice to the Company. Wooden agrees to notify the Company immediately of any employers for whom Wooden works or provides services (whether or not for remuneration to Wooden or a third party) prior to February 28, 2007.

         5. Representations. Wooden hereby represents, warrants and agrees with the Employer Group that:

            (a) The covenants and agreements contained in Paragraph 4 above are reasonable, appropriate and suitable in their geographic scope, duration and content; a portion of the compensation and consideration to be paid to Wooden hereunder is in partial consideration for such covenants and agreements; and Wooden shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements;

            (b) The enforcement of any remedy under this Separation
Agreement will not prevent Wooden from earning a livelihood, because Wooden's past work history and abilities are such that Wooden can reasonably expect to find work in other areas and lines of business;

            (c) The covenants and agreements stated in Paragraph 4 above are essential for the Employer Group's reasonable protection; and

            (d) The Employer Group has reasonably relied on these covenants and agreements by Wooden.

Additionally, Wooden agrees that in the event of Wooden's breach or threatened breach of any covenants and agreements set forth in Paragraph 4 above, any member of the Employer Group may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, Wooden waives any claim that any member of the Employer Group has an adequate remedy at law.

         6. Cooperation.

            (a) Wooden agrees to be reasonably available to each member of the Employer Group and to Landry's Restaurants, Inc. to answer questions related to his position and duties as Chief Operating Officer of the Company and other matters related to the transition of his role with the Company to a new individual.

            (b) Wooden shall furnish any information in his possession to and fully cooperate with any member of the Employer Group as may be requested by such member of the Employer Group in connection with any investigations, proceedings or legal actions in which any member of the Employer Group is or may become involved. Wooden shall give truthful testimony in any such investigations, proceedings or legal actions. In addition, Wooden shall not furnish information to or cooperate with any non-governmental entity (other than any member of the Employer Group) which is a party to a proceeding or legal action involving any member of the Employer Group.

         7. Legal Process. Nothing contained in this Separation Agreement shall preclude Wooden from providing truthful testimony or information pursuant to subpoena, court order or legal process, provided that Wooden shall promptly provide each member of the Employer Group with written notice of such subpoena, court order or legal process so that each member of the Employer Group shall have an opportunity to challenge any disclosure pursuant to such subpoena, court order or legal process.

         8. Consultation with Attorney/Voluntary Agreement. Wooden understands and agrees that the Company is under no obligation to offer the payments and benefits provided in this Separation Agreement, including but not limited to the amounts referred to in Paragraph 2 above, and that Wooden is under no obligation to consent to this Separation Agreement, including but not limited to the Release set forth in Paragraph 3 above. Wooden acknowledges and agrees that (a) the Company has advised Wooden of his right to consult with an attorney prior to executing this Separation Agreement, (b) Wooden has carefully read and fully understands all of the provisions of this Separation Agreement, and (c) Wooden is entering into this Separation Agreement, including the Release set forth in Paragraph 3 above, knowingly, freely and voluntarily in exchange for good and valuable consideration.

         9. Consideration and Revocation Period.

            (a) Wooden acknowledges that he has at least twenty-one (21) calendar days to consider the terms of this Separation Agreement, although he may sign it sooner; provided, however, that Wooden agrees he may not sign this Separation Agreement prior to March 4, 2005.

            (b) Wooden will have seven (7) calendar days from the date on which he signs this Separation Agreement to revoke his consent to the terms of this Separation Agreement. Such revocation must be in writing and must be addressed as follows: Poster Financial Group, Inc., 129 East Fremont Street, Las Vegas, Nevada 89101, Attention: Timothy N. Poster, Chairman and Chief Executive Officer and Thomas C. Breitling, President, Treasurer and Secretary. Notice of such revocation must be received within the seven (7) calendar days referenced above.

            (c) Provided that Wooden does not revoke this Separation
Agreement, this Separation Agreement shall become effective on the eighth (8th) calendar day after the date on which Wooden signs this Separation Agreement (the "Effective Date").

        10. Severability. If any provision hereof is unenforceable, illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Separation Agreement that impose restrictions on Wooden unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, the Employer Group shall have the option to deem the invalidated restrictions retroactively modified to provide for the maximum geographic scope and time duration that would make such provisions enforceable and valid; provided, however, the Employer Group's exercise of such option shall not affect the Employer Group's right to seek damages or such additional relief as may be allowed by law in respect to any breach or threatened breach by Wooden of the enforceable provisions of this Separation Agreement.

         11. No Waiver of Breach or Remedies. No failure or delay on the part of the Employer Group or Wooden in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         12. Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Separation Agreement shall be effective unless the same shall be in writing and signed by an authorized officer of each member of the Employer Group and Wooden. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         13. Governing Law; Venue. The laws of the State of Nevada shall govern the validity, construction and interpretation of this Separation Agreement, without regard to conflict of law principles. Each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Nevada or any court of the State of Nevada in the Eighth Judicial District located in Las Vegas in any action, suit or proceeding arising out of or relating to this Separation Agreement or any matters contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court.

         14. Headings. The headings in this Separation Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Separation Agreement.

         15. Assignment. This Separation Agreement is personal to Wooden and may not be assigned by Wooden.

         16. Successors and Assigns. This Separation Agreement may be assigned by any member of the Employer Group to its successors and shall be binding upon the successors and assigns of each member of the Employer Group.

         17. No Third Party Beneficiaries. This Separation Agreement is not intended and shall not be construed to confer any rights, benefits, obligations or remedies hereunder upon any individual or entity, other than Wooden, the Employer Group and the other Releasees, and their respective permitted successors and assigns.

         18. Prior Agreements. This Separation Agreement sets forth the entire agreement and understanding between the Employer Group and Wooden and shall supersede and replace any and all other prior discussions and negotiations as well as any and all agreements and arrangements that may have been entered into by and between any member of the Employer Group or any of the other Releasees, on the one hand, and Wooden, on the other hand, relating to the subject matter hereof.

         19. Counterparts. This Separation Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to constitute an original and which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Wooden and an authorized officer of each member of the Employer Group have entered into this Separation Agreement in Las Vegas, Nevada, as of the dates indicated below.


                                           MAURICE WOODEN

                                            /s/ Maurice Wooden
                                           _______________________________
                                           Dated: March 4, 2005


                                           POSTER FINANCIAL GROUP, INC.


                                           By: /s/ Timothy N. Poster
                                              ____________________________
                                              Name:  Timothy N. Poster
                                              Title: Chairman and Chief
                                                     Executive Officer
                                              Dated: March 4, 2005


                                           GNLV, CORP.

                                               /s/ Joanne M. Beckett
                                           By:____________________________
                                              Name:  Joanne M. Beckett
                                              Title: Sr. V.P. & General Counsel
                                              Dated: March 4, 2005


                                           GNL, CORP.

                                               /s/ Joanne M. Beckett
                                           By:____________________________
                                              Name:  Joanne M. Beckett
                                              Title: Sr. V.P. & General Counsel
                                              Dated: March 4, 2005


                                           GOLDEN NUGGET EXPERIENCE LLC

                                               /s/ Joanne M. Beckett
                                           By:____________________________
                                              Name:  Joanne M. Beckett
                                              Title: Sr. V.P. & General Counsel
                                              Dated: March 4, 2005

                                   EXHIBIT A
                                   ---------

Name of Report:                                    Generated By:
--------------                                     ------------

Including, but not limited to:

Arrival Report                                     Room Reservation

Departure Report                                   Room Reservation

Master Gaming Report                               Casino Audit

Department Financial Statement                     Finance

$5K Over High Action Play Report                   Casino Marketing

$50K Over High Action Play Report                  Casino Marketing

Collection Aging Report(s)                         Collection Department

Accounts Receivable Aging                          Finance

Marketing Reports                                  Marketing

Daily Player Action Report                         Casino Operations

Daily Operating Report                             Casino Audit

Database Marketing Reports                         Database Marketing